Southern Community
FINANCIAL CORPORATION

Dear Southern Community Shareholders and Customers,

Every day brings questions from our customers and shareholders about government stimulus programs, including the TARP Capital Purchase Program. I want you to know exactly why Southern Community participated in this program and how we are using the $43 million we received late last year.

The initial TARP program, a means by which the Treasury invested capital in financial institutions, was geared to healthy institutions, which could be expected to weather the recession and perhaps eventually acquire the assets of weaker banks. The idea was to support strong banks, and allow them to continue to make loans to customers. Southern Community was well-qualified to receive this capital infusion.

We chose to participate because traditional sources of capital were no longer available. Southern Community needed capital to continue to grow, to make loans, and to protect against the impact of what appears to be an extended economic downturn. Since we received the TARP capital on December 5, 2008, we have closed 428 new loans for a total of $47.7 million through February 25, 2009. Our budget for 2009 calls for continued growth in our loan portfolio. We have always been prudent in lending, and we are abiding by even more stringent guidelines dictated by this environment.

As you are aware, many of our best customers are in the construction industry, which has been particularly hard hit. Unlike many banks, we are not turning our backs on our builders. We are working with them, and doing what we can to insure that their businesses will survive. One program we established is a Homebuyer Incentive Plan. If our builder has houses that we financed, that remain unsold after 12 months, we offer qualified buyers $10,000 toward their purchase price, no strings attached. That helps the builders to move their inventory, makes the homes more affordable, and helps us get repaid.

We are not using the capital infusion to fund bonuses, corporate jets or junkets. Executive Managers who received bonuses for their work in 2007 were paid in the first month of 2008. No one received bonuses for 2008, and there will be no salary increases for senior vice presidents and above in 2009. We are controlling expenses and still providing service and all services to our customers. We continue developing attractive products, like the Free Business 500 checking account we just introduced. The capital enables us to proceed with our expansion plans, including the 2009 opening of full-service regional offices in Raleigh and Asheville.

I thank you for your continued trust in Southern Community Bank, and I pledge to you the best efforts of our entire team to never violate that trust. We have a fiduciary responsibility to use the TARP capital prudently and as intended. This is a difficult time for everyone but I am confident in our country's ability to weather this storm. There will be brighter days ahead.

Please do not hesitate to call me directly if you ever have questions about Southern Community.

Sincerely,

F. Scott Bauer
Chairman & Chief Executive Officer
Southern Community Financial Corporation

P.O. Box 26134 • Winston-Salem, NC 27114-6134 • 336-768-8500 • Fax 336-768-2437